THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE OR ANY SECURITIES ISSUED IN EXCHANGE OR AS REPAYMENT FOR THIS NOTE.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED AS SET FORTH HEREIN.

ABVIVA, INC.

Convertible Debenture

(the “Note”)

$25,000.00	November 17, 2008

FOR FORGIVENESS, of that certain Promissory Note dated November 17, 2008, Abviva, Inc., a Nevada corporation (the “Company”) with its principal executive office at 110 Pine Ave., Suite 1060, Long Beach, CA 90802, promises to pay to the order of eFund Capital Management, LLC, whose address is 110 Pine Avenue, Suite 1060, Long Beach, CA 90802 (the “Payee” or the “Holder”), 180 days from the date hereof (the “Maturity Date”) the principal amount of Twenty Five Thousand dollars and 00/100 Dollars ($25,000.00) (the “Principal Amount”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof. Interest shall accrue at the rate of twelve percent (12%) per annum from the date hereof until the Maturity Date. Accrued interest will be due and payable at the Maturity Date.  Interest shall be payable in cash or shares of the Company’s common stock (“Common Stock”) at the Holder’s option.  If the interest on the Principal Amount shall be payable in shares of Common Stock, such interest shall be converted into shares of Common Stock in accordance with the terms of this Note as they relate to conversion of the Principal Amount.

Any payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

In consideration for the loan represented by this Note, the Company shall issue to the Payee, simultaneously herewith, 62,500 shares of Common Stock for each $50,000 dollars loaned, which shares shall be duly authorized, validly issued, fully paid and non-assessable.   In this instance, 31,250 shares will be issued for the $25,000 Note.

1.            Unsecured Loan. The obligations of the Company hereunder and under similar notes aggregating the principal amount of up to $25,000 are unsecured.

2.	Computation of Interest.

A.           Base Interest Rate. Subject to subsections 3B and 3C below, the outstanding Principal Amount shall bear interest at the rate set forth above.

B.           Penalty Interest. In the event the Principal Amount and all accrued interest thereon is not paid to the Payee within five (5) days of the Maturity Date, the rate of interest applicable to the unpaid Principal Amount and the accrued interest thereon shall be twenty percent (20%) per annum, accruing daily, from and after the Maturity Date, provided that in no event shall the interest rate exceed the Maximum Rate provided in Section 3C below.

C.           Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

3.	Conversion.

A.           Voluntary Conversion. At any time after the date hereof until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time. The Holder shall effect conversions by delivering to the Company a Notice of Conversion specifying therein the principal amount of the Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. Conversions hereunder shall have the effect of lowering the outstanding principal amount of the Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).

B.           Conversion Price. The conversion price in effect on any Conversion Date shall be at $0.06 (subject to adjustment herein) (the “Conversion Price”).

C.           Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall be issuable (subject to the terms and conditions set forth in the Purchase Agreement accompanying this Note and taking into account the adjustments and restrictions hereof) upon the conversion of the outstanding Principal Amount of this Note and any interest accrued thereon. The Company covenants that all shares of Common Stock so issued shall be duly authorized, validly issued, fully paid and nonassessable.

D.           Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

E. Subsequent Equity Sales.

(i)           If, at any time while this Note is Outstanding, the Company issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at a price (exclusive of commissions payable by the Company in connection therewith) per share of Common Stock less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to such price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii)          If, at any time while this Note is outstanding, the Company issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder acquires any shares on such date).

(iii)         Notwithstanding the foregoing, no adjustment will be made under this paragraph in respect of the issuance of Common Stock upon exercise or conversion of any Common Stock Equivalents described in Schedule A hereto, if any (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule).

F.            Calculations. All calculations under this Section shall be made to the nearest tenth of a cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

G.           Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including al facts upon which such adjustment is based.

4.	Events of Default.

A.           The term “Event of Default” shall mean any of the events set forth in this Section 4A (the term “Company” for this purpose shall include all subsidiaries of the Company):

(i)           Non-Payment of Obligations. The Company defaults in the payment of the Principal Amount or accrued interest thereon as and when the same becomes due and payable, whether by acceleration or otherwise.

(ii)

Failure to Perform.  The Company fails to comply with any covenant, agreement or other obligation contained in this Note.

(iii)	Bankruptcy, Insolvency, etc. The Company:

(a)          admits in writing its inability to pay its debts as they become due;

(b)          applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c)          in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(d)          permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding is consented to or acquiesced to by the Company or results in the entry of an order for relief; or

(e)          takes any corporate or other action authorizing, or in furtherance of, any of the foregoing.

B.          Remedies upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, the Holder may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid amount hereof, comprising both the Principal Amount and any interest accrued thereon, shall be and become immediately due and payable, without further notice, demand, or presentment.

5.	Miscellaneous.

A.           Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B.           Governing Law. This Note shall be governed by the laws of the State of California.

C.           Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

D.           Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger, or by receipted facsimile transmission, if to the Company at (310) 861-1033 and if to the Payee at (562) 983-0662.

E.            No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

ABVIVA, INC.

By: /s/ Barrett Evans

Barrett Evans, Interim Chief Executive Officer